Exhibit 10.4
AMENDMENT NO. 9
TO
$30,000,000 EURO/GBP CREDIT AGREEMENT
     This Amendment No. 9 dated as of May 26, 2006 (this “Amendment”), is entered into by and among Euronet Worldwide, Inc., as Borrower Agent (the “Borrower Agent”), e-pay Holdings Limited and Delta Euronet GmbH (each a “Borrower”, and collectively, the “Borrowers”), Bank of America, N.A. (“Bank of America”), as agent and a lender and US Bank, National Association (“US Bank”) as a lender (collectively with Bank of America, the “Lenders”).
Recitals
     A. The Borrower Agent, the Borrowers and Bank of America, as agent and a lender have entered into that certain $30,000,000 EURO/GBP Credit Agreement dated as of October 25, 2004, as amended or otherwise modified by that certain Amendment No. 1 and Limited Waiver, dated as of December 14, 2004, that certain Limited Waiver dated as of December 23, 2004, that certain Limited Waiver dated as of February 10, 2005, that certain Amendment No. 2, dated as of March 14, 2005, that certain Limited Waiver dated as of May 11, 2005, that certain Limited Waiver dated as of May 17, 2005, that certain Amendment No. 3 dated as of May 25, 2005, that certain Amendment No. 4 dated as of June 8, 2005, that certain Limited Waiver dated as of June 9, 2005, that certain Amendment No. 5 dated as of June 16, 2005, that certain Amendment No. 6 dated as of July 15, 2005, that certain Amendment No. 7 dated as of September 28, 2005, that certain Limited Waiver dated as of November 4, 2005 and that certain Amendment No. 8 dated as of November 17, 2005 (as so amended and modified, the “Credit Agreement”).
     B. Concurrently with entering into this Amendment, Bank of America is entering into an Assignment and Assumption with US Bank pursuant to which Bank of America is assigning a portion of its rights and obligations as a Lender under the Credit Agreement (as further amended, supplement or otherwise modified from time to time) to US Bank.
     C. The Borrower Agent and the Borrowers have requested that the Lenders grant the amendments to the Credit Agreement as more fully described herein.
     D. Subject to the representations and warranties of the Borrower Agent and the Borrowers and upon the terms and conditions set forth in this Amendment, the Lenders are willing to grant such amendments as more fully set forth herein.
Agreement
     Now, Therefore, in consideration of the foregoing Recitals, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, and to induce the Lender to enter into this Amendment, the Borrower Agent, the Borrowers and the Lender hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meaning assigned to such terms in the Credit Agreement.
SECTION 2. Amendment.
     2.1 The cover page of the Credit Agreement is hereby amended by replacing the amount “$40,000,000” with the amount “$30,000,000” appearing thereon.
     2.2 The title of the Credit Agreement appearing above the preamble is hereby amended by replacing the amount “$40,000,000” with the amount “$30,000,000”.
     2.3 Section 2.1(a)(i) of the Credit Agreement is hereby amended by:
          (a) inserting immediately before the proviso in such Section the phrase “and, to the extent such Lender is an L/C Issuer, to treat each draw under any Letter of Credit denominated in GBPs (each a “UK Letter of Credit”) as a UK Revolving Loan as provided in Section 2.4 below”; and
          (b) amending and restating the phrase “(i) a Default or Event of Default has occurred and is continuing or (ii) after the making of such UK Revolving Loan, (a) the aggregate unpaid principal balance of all UK Revolving Loans would exceed the UK Revolving Credit Commitments or (b) the aggregate unpaid principal balance of all Revolving Loans would exceed the aggregate Revolving Credit Commitments or (c)” in its entirety to read as follows:
          “(A) a Default or Event of Default has occurred and is continuing or (B) after the making of such UK Revolving Loan, (I) the aggregate unpaid principal balance of all UK Revolving Loans, together with the aggregate undrawn amount under all outstanding UK Letters of Credit, would exceed the UK Revolving Credit Commitments, or (II) the aggregate unpaid principal balance of all Revolving Loans, together with the aggregate undrawn amount under all outstanding Letters of Credit, would exceed the aggregate Revolving Credit Commitments, or (III)”
     2.4 Section 2.1(a)(ii) of the Credit Agreement is hereby amended by:
          (a) inserting immediately before the proviso in such Section the phrase “and, to the extent such Lender is an L/C Issuer, to treat each draw under any Letter of Credit denominated in Euros (each a “German Letter of Credit”) as a German Revolving Loan as provided in Section 2.4 below”; and
          (b) amending and restating the phrase “(i) a Default or Event of Default has occurred and is continuing or (ii) after the making of such German Revolving Loan, (a) the aggregate unpaid principal balance of all German Revolving Loans would exceed the German Revolving Credit Commitments or (b) the aggregate unpaid principal balance of all Revolving Loans would exceed the aggregate Revolving Credit Commitments or (c)” in its entirety to read as follows:
          “(A) a Default or Event of Default has occurred and is continuing or (B) after the making of such German Revolving Loan, (I) the aggregate unpaid principal balance of all German Revolving Loans, together with the aggregate undrawn amount under all outstanding German Letters of Credit, would exceed the German Revolving

Credit Commitments, or (II) the aggregate unpaid principal balance of all Revolving Loans, together with the aggregate undrawn amount under all outstanding Letters of Credit, would exceed the aggregate Revolving Credit Commitments, or (III)”
     2.5 Section 2.1(b) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
     “(b) (i) Except as otherwise provided in Section 3.3, if the aggregate principal indebtedness of the UK Borrower under the UK Revolving Notes, plus the aggregate undrawn amount under all outstanding UK Letters of Credit, at any time exceeds the UK Revolving Credit Commitment, the UK Borrower shall immediately, without demand or notice, pay principal under the UK Revolving Notes so that the aggregate principal amount outstanding thereunder, plus the aggregate undrawn amount under all outstanding UK Letters of Credit, does not exceed the UK Revolving Credit Commitment; provided, that in the case of UK Letters of Credit, such amount shall be held as cash collateral for undrawn UK Letters of Credit, and shall promptly be returned to the appropriate Borrower if UK Letters of Credit in an amount sufficient to eliminate such overadvance expire undrawn.
          (ii) Except as otherwise provided in Section 3.3, if the aggregate principal indebtedness of the German Borrower under the German Revolving Notes, plus the aggregate undrawn amount under all outstanding German Letters of Credit, at any time exceeds the German Revolving Credit Commitment, the German Borrower shall immediately, without demand or notice, pay principal under the German Revolving Notes so that the aggregate principal amount outstanding thereunder, plus the aggregate undrawn amount under all outstanding German Letters of Credit, does not exceed the German Revolving Credit Commitment; provided, that in the case of German Letters of Credit, such amount shall be held as cash collateral for undrawn German Letters of Credit, and shall promptly be returned to the appropriate Borrower if German Letters of Credit in an amount sufficient to eliminate such overadvance expire undrawn.
          (iii) Except as otherwise provided in Section 3.3, if the aggregate principal indebtedness of the Borrowers under the Revolving Notes, plus the aggregate undrawn amount under all outstanding Letters of Credit, at any time exceeds the Revolving Credit Commitment, the Borrowers shall immediately, without demand or notice, pay principal under their respective Revolving Notes so that the aggregate principal amount outstanding thereunder, plus the aggregate undrawn amount under all outstanding Letters of Credit, does not exceed the Revolving Credit Commitment; provided, that in the case of Letters of Credit, such amount shall be held as cash collateral for undrawn Letters of Credit, and shall promptly be returned to the appropriate Borrower if Letters of Credit in an amount sufficient to eliminate such overadvance expire undrawn.
     2.6 Article 2 of the Credit Agreement is hereby amended by adding a new Section 2.3 to such Article to read in its entirety as follows:
     “2.3 Increase of the Commitment.
     (a) Request for Increase. Provided there exists no Default, upon notice to the Agent (which shall promptly notify the Lenders), the Borrower Agent, on behalf of the Borrowers may on a one-time basis, request an increase in the Commitments by an amount not exceeding $15,000,000; provided that:
     (i) any such request for an increase shall be in a minimum amount of $1,000,000; provided that, the aggregate of (x) such increase plus (y) any concurrent increase in the “Commitment” under the US Credit Agreement, plus (z) any concurrent increase in the “Commitment” under the Rupee Credit Agreement shall be a minimum of $5,000,000; and
     (ii) after giving effect to any such increase, the aggregate of (x) the Commitment under this Agreement, plus (y) the “Commitment” under the US Credit Agreement, plus (z) the “Commitment” under the Rupee Credit Agreement, will not exceed $65,000,000.
At the time of sending such notice, the Borrower Agent (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).
     (b) Lender Elections to Increase. Each Lender shall notify the Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
     (c) Notification by Administrative Agent; Additional Lenders. The Agent shall notify the Borrower Agent and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower Agent may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Agent and its counsel.
     (d) Effective Date and Allocations. If the Commitment is increased in accordance with this Section, the Agent and the Borrower Agent shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Agent shall promptly notify the Lenders of the final allocation of such increase and the Increase Effective Date.
     (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrowers shall deliver to the Agent a certificate of each Obligor dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a responsible officer of such Obligor (i) certifying and attaching the resolutions adopted by such Obligor approving or consenting to such increase, and (ii) in the case of each Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article 7 and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default exists. The Borrowers shall prepay any Revolving Loans outstanding on the Increase Effective Date to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Pro Rata shares arising from any nonratable increase in the Commitment under this Section.
     (f) Conflicting Provisions. This Section shall supersede any provisions in Sections 4.5 or 13.9 to the contrary.”

     2.7 Article 2 of the Credit Agreement is hereby amended by adding a new Section 2.4, Section 2.5, Section 2.6, Section 2.7, Section 2.8, Section 2.9, Section 2.10, Section 2.11, Section 2.12, Section 2.13, Section 2.14, Section 2.15 and Section 2.16 to such Article to read in their entirety as follows:
     “2.4 The Letter of Credit Commitment. (a) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.4, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers or their Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit:
     (I) the aggregate unpaid principal balance of all UK Revolving Loans, together with the aggregate undrawn amount under all outstanding UK Letters of Credit, shall not exceed the UK Revolving Credit Commitments;
     (II) the aggregate unpaid principal balance of all German Revolving Loans, together with the aggregate undrawn amount under all outstanding German Letters of Credit, shall not exceed the German Revolving Credit Commitments;
     (III) the aggregate unpaid principal balance of all Revolving Loans, together with the aggregate undrawn amount under all outstanding Letters of Credit, shall not exceed the Revolving Credit Commitments; and
     (IV) the aggregate outstanding principal amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the aggregate amount of all L/C Obligations shall not exceed such Lender’s Commitment.
Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
          (b) The L/C Issuer shall not issue any Letter of Credit, if:
               (i) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or
               (ii) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

          (c) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
               (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any applicable law to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
               (ii) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;
               (iii) except as otherwise agreed by the Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $50,000;
               (iv) such Letter of Credit is to be denominated in a currency other than Dollars, GBPs or Euros;
               (v) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
               (vi) a default of any Lender’s obligations to fund exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.
          (d) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
          (e) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
          (f) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in Article 12 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article 12 included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

     2.5 Procedures for Issuance and Amendment of Letters of Credit. (a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of a Borrower delivered to the L/C Issuer (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a responsible officer of such Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Agent not later than 11:00 a.m., London time at least two Business Days (or such later date and time as the Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the requesting Borrower shall furnish to the L/C Issuer and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Agent may require.
          (b) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the requesting Borrower and, if not, the L/C Issuer will provide the Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 6 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the requesting Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.
          (c) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the requesting Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.
     2.6 Drawings and Reimbursements; Funding of Participations. (a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrowers and the Agent thereof. Not later than 11:00 a.m., London time on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Agent in an amount equal to the amount of such drawing. If the Borrowers fail to so reimburse the L/C Issuer by such time, the Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrowers shall be deemed to have requested a LIBOR Rate Loan in the case of UK Letters of Credit or a EURIBOR Rate Loan in the case of German Letters of Credit, each with a deemed Interest Period of one month, to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified herein for the principal amount of Loans, but subject to the amount of the unutilized portion of the aggregate Commitments and the conditions set forth in Article 6 (other than the delivery of a Loan Request). Any notice given by the L/C Issuer or the Agent pursuant to this Section 2.6(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
          (b) Each Lender shall upon any notice pursuant to Section 2.6(a) make funds available to the Agent for the account of the L/C Issuer at the Agent’s principal office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m., London time on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.6(c), each Lender that so makes funds available shall be deemed to have made a EURIBOR Rate Loan with respect to German Letters of Credit or a LIBOR Rate Loan with respect to UK Letters of Credit to the Borrower in such amount, in each case with a deemed Interest Period of one month. The Agent shall remit the funds so received to the L/C Issuer.
          (c) With respect to any Unreimbursed Amount that is not fully refinanced by a borrowing of EURIBOR Rate Loans or LIBOR Rate Loans as provided in Section 2.6(a) because the conditions set forth in Article 6 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Agent for the account of the L/C Issuer pursuant to Section 2.6(b) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.6.
          (d) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.6 to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.
          (e) Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.6, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.6 is subject to the conditions set forth in Article 6 (other than delivery by the Borrower of a Loan Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
          (f) If any Lender fails to make available to the Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.6 by the time specified in Section 2.6(b), the L/C Issuer shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Lender (through the Agent) with respect to any amounts owing under this Section 2.6(f) shall be conclusive absent manifest error.
     2.7 Repayment of Participations. (a) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.6, if the Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Agent), the Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Agent.
          (b) If any payment received by the Agent for the account of the L/C Issuer pursuant to Section 2.6(a) is required to be returned under any circumstances (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     2.8 Obligations Absolute. The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
          (a) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
          (b) the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

          (c) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
          (d) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
          (e) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
The requesting Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the requesting Borrower’s instructions or other irregularity, the requesting Borrower will immediately notify the L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
     2.9 Role of L/C Issuer. Each Lender, the Borrower Agent and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Agent, any of their respective Affiliates, directors, officers, employees, advisers and agents (collectively the “Related Parties”) nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in Sections 2.8(a) through 2.8(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     2.10 Cash Collateral. Upon the request of the Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then aggregate outstanding amount of all L/C Obligations. For purposes of this Section 2.10, “Cash Collateralize” shall mean to pledge and deposit with or deliver to the Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance satisfactory to the Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in a blocked Cash Collateral Account at Bank of America.
     2.11 Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the requesting Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.
     2.12 Letter of Credit Fees. The Borrower shall pay to the Agent for the account of each Lender fees with respect to the Letters of Credit in accordance with the terms and conditions of Section 5.1(c) (the “Letter of Credit Fee”). Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each fiscal quarter of the Borrower Agent, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at a rate equal to the Default Rate.
     2.13 Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     2.14 Letters of Credit Issued for Affiliates. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, an Affiliate of the Borrowers, the Borrowers shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of any such Affiliates inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Affiliates.

     2.15 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
     2.16 Indemnity. Each Borrower shall immediately on demand indemnify the L/C Issuer against any cost, loss or liability incurred by the L/C Issuer (other than by reason of the L/C Issuer’s gross negligence or wilful misconduct) in acting as L/C Issuer under any Letter of Credit requested by any Borrower.”
     2.8 Section 3.1 of the Credit Agreement is hereby amended by amending and restating such Section in its entirety to read as follows:
     “3.1 Currency and Amount. The amounts of all Commitments, Loans, L/C Obligations and other monetary obligations hereunder shall be measured in the Base Currency. The Borrowers may request Loans be funded in an Optional Currency and such Loans, together with any interest or fees related thereto may be repaid in such Optional Currency. The Borrowers may request Letters of Credit be issued in an Optional Currency and all L/C Obligations with respect thereto may be paid in such Optional Currency.”
     2.9 Section 3.2 of the Credit Agreement is hereby amended by adding to the end of such Section a new sentence to read as follows:
     “A Borrower (or the Borrower Agent on behalf of a Borrower) shall select the currency of a Letter of Credit in each request for the issuance or amendment of a Letter of Credit and such currency shall be deemed the “denominated” currency for the purposes of repayment in accordance with Section 3.6(b).”
     2.10 Section 3.3 of the Credit Agreement is hereby amended by amending and restating Sections 3.3(b), 3.3(c) and 3.3(d) in their entirety to read as follows:
          “(b) Not later than 5:00 p.m., Kansas City time, on each Reset Date and on each date on which Revolving Loans are made or continued or Letters of Credit are issued or amended, the Agent shall determine (i) the aggregate unpaid principal balance of all UK Revolving Loans outstanding plus the aggregate undrawn amount under all outstanding UK Letters of Credit in the equivalent of the Base Currency and (ii) the aggregate unpaid principal balance of all German Revolving Loans outstanding plus the aggregate undrawn amount under all outstanding German Letters of Credit in the equivalent of the Base Currency.
          (c) In the event (i) the aggregate unpaid principal balance of all UK Revolving Loans plus the aggregate undrawn amount under all outstanding UK Letters of Credit (calculated in accordance with this Section 3.3) exceeds the aggregate UK Revolving Credit Commitments or (ii) the aggregate unpaid principal balance of all German Revolving Loans plus the aggregate undrawn amount under all outstanding German Letters of Credit (calculated in accordance with this Section 3.3) exceeds the aggregate German Revolving Credit Commitments, the Agent will promptly notify the Borrower Agent. The Borrowers (and the

Borrower Agent on behalf of the Borrowers) shall not be entitled to make any further Loan Requests (other than with respect to continuations of outstanding Loans) for the type of Loans that have exceeded the Commitments with respect to such Loans and the Lenders will have no obligation to make any such Loans (other than the continuations of outstanding Loans), in each case for so long as such condition is continuing with respect to such Loans.
          (d) Without limiting Section 3.3(c), in the event the sum of (i) the amount by which the aggregate unpaid principal balance of all UK Revolving Loans plus the aggregate undrawn amount under all outstanding UK Letters of Credit (calculated in accordance with this Section 3.3) exceeds the UK Revolving Commitments, if any, and (ii) the amount by which the aggregate unpaid principal balance of all German Revolving Loans plus the aggregate undrawn amount under all outstanding German Letters of Credit (calculated in accordance with this Section 3.3) exceeds the German Revolving Commitments, if any, is greater than Three Million Dollars ($3,000,000), the Borrowers shall, not later than the next Business Day following receipt of the notice provided in accordance with Section 3.3(b), and without any further demand or notice, pay principal under their respective Revolving Notes in the amount by which such amount exceeds Three Million Dollars ($3,000,000).”
     2.11 Section 5.1 of the Credit Agreement is hereby amended by inserting a new Section 5.1(c) at the end of such Section to read as follows:
          “(c) Letter of Credit Fees. The Borrowers agree to pay to the Agent a fee in an amount equal to (i) the undrawn amount of all outstanding Letters of Credit, times (ii) the per annum rate equal to the Applicable Margin calculated for the applicable quarterly or other period.”
     2.12 Article 6 of the Credit Agreement is hereby amended by inserting at the end of the first sentence of the first paragraph of such Article the phrase “and in the case of conditions set forth in Sections 6.4, 6.7, 6.8 and 6.9, as of each date a Letter of Credit is issued, renewed or extended”.
     2.13 Section 6.4 of the Credit Agreement is hereby amended by:
          (a) inserting after the phrase “Disbursement Date” each time it appears in the second sentence of such Section, the phrase “or such date of issuance, renewal or extension of a Letter of Credit”; and
          (b) inserting after the phrase “request for borrowing” appearing in the last sentence of such Section, the phrase “or for issuing, renewing or extending a Letter of Credit”.
     2.14 Section 7.9 of the Credit Agreement is hereby amended by replacing the amount “One Million Dollars ($1,000,000)” with the amount “Three Million Dollars ($3,000,000)”.
     2.15 Section 7.21 of the Credit Agreement is hereby amended by inserting the following phrase at the end of such Section:
     ”, except as otherwise required for tax or other reporting purposes imposed by any statute, rule, regulation, order or restriction of any foreign government or Governmental Authority applicable to a Foreign Subsidiary of the Borrower Agent”

     2.16 Section 8.4(f) of the Credit Agreement is hereby amended by replacing the phrase “in excess of One Million Dollars ($1,000,000) in the aggregate” with the phrase “in excess of Three Million Dollars ($3,000,000) in the aggregate”.
     2.17 Section 8.7 of the Credit Agreement is hereby amended by adding the following proviso at the end of such Section:
     “; provided, that no proceeds of the Revolving Loans shall be used by any Borrower to directly or indirectly make any Investments (other than Investments permitted pursuant to Section 10.9(f)) in, and no Letters of Credit shall be requested on behalf of, or for the benefit of, Euronet Payments & Remittance, Inc. (formerly known as TELECOMMUSA, LTD.) or in any other person that is a “Money services business” (as defined in 31 C.F.R. §103.11(uu) as amended, restated or replaced from time to time).
     2.18 Section 8.9 of the Credit Agreement is hereby amended by deleting the word “written” from the proviso therein.
     2.19 Section 10.9(g)(ii) of the Credit Agreement is hereby amended by amending and restating such section in its entirety to read as follows:
               “(ii) In addition to those Investments set forth on Schedule 10.9, the Borrowers and any other Obligor may collectively make additional Investments of up to Ten Million Dollars ($10,000,000) in the aggregate from the effective date of Amendment No. 9 to this Agreement through the Revolving Credit Termination Date in all Euronet Entities that are not (A) Obligors; provided, that to the extent any such Euronet Entity is required to become an Obligor in accordance with the Section 10.4(e) or Section 10.5, such requirement has been properly waived in accordance with Section 13.9, or (B) “Obligors” as defined in the US Credit Agreement; provided, that to the extent any such Euronet Entity is required to become an “Obligor” in accordance with Section 10.4(e) or Section 10.5 of the US Credit Agreement, such requirement has been properly waived in accordance with Section 13.9 of the US Credit Agreement. To the extent that any such Investments are intercompany loans or advances, such loans and advances shall count against the limitation in the preceding sentence only to the extent such loans or advances have not been repaid;”
     2.20 Article 10 of the Credit Agreement is hereby amended by adding a new Section 10.12 to such Article to read in its entirety as follows:
          “10.12 Money Services Business. Not engage in any business, nor permit any other Obligor to engage in any business, that could reasonably be classified as a “Money services business” (as defined in 31 C.F.R. §103.11(uu) as amended, restated or replaced from time to time).”
     2.21 Section 11.1(b) of the Credit Agreement is hereby amended by inserting after the phrase “any interest upon the Note” appearing in such Section, the phrase “, any reimbursement obligation respecting any Letter of Credit”.
     2.22 Section 11.1(k) of the Credit Agreement is hereby amended by amending and restating such Section in its entirety to read as follows:

     “(k) Other Credit Agreements. Any “Event of Default” shall have occurred pursuant to the US Credit Agreement or the Rupee Credit Agreement.”
     2.23 Section 12.4 of the Credit Agreement is hereby amended by amending and restating the penultimate sentence of such Section in its entirety to read as follows:
“In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.”
     2.24 Section 12.6 of the Credit Agreement (as corrected pursuant to Section 2.40(c)(ii) of this Amendment) is hereby amended and restated in its entirety to read as follows:
     “12.6 Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower Agent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower Agent, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower Agent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers or Borrower Agent to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 13.6 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
          (b) Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer, as the case may be. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.”
     2.25 Section 12.7 of the Credit Agreement (as corrected pursuant to Section 2.40(c)(iii) of this Amendment) is hereby amended by inserting after the phrase “Each Lender” appearing at the beginning of the first and second sentences of such Section the phrase “and the L/C Issuer”.
     2.26 Section 12.8 of the Credit Agreement (as corrected pursuant to Section 2.40(c)(iii) of this Amendment) is hereby amended by amending and restating such Section in its entirety to read as follows:
     “12.8 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower or other Obligor, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Agent under the Fee Letter and Section 13.6) allowed in such judicial proceeding; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under the Fee Letter and Section 13.6.
     Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.”

     2.27 Section 12.9 is hereby amended by inserting after the phrase “The Lenders” appearing at the beginning of the first sentence of such Section the phrase “and the L/C Issuer”.
     2.28 Section 13.5(a) of the Credit Agreement is hereby amended by amending and restating the parenthetical appearing in the last sentence of such Section to read as follows:
“(other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.5(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the L/C Issuer and the Lenders)”
     2.29 Section 13.5(b) of the Credit Agreement is hereby amended by amending and restating the parenthetical appearing immediately before the proviso of such Section to read as follows:
“(including all or a portion of its Commitment and the Loans (including for purposes of this Section 13.5(b), participations in L/C Obligations) at the time owing to it)”
     2.30 Section 13.5(b)(iii) of the Credit Agreement is hereby amended by inserting after the phrase “approved by the Agent” appearing in such Section the phrase “and the L/C Issuer”.
     2.31 Section 13.5(b) of the Credit Agreement is hereby amended by:
          (a) inserting at the end of Section 13.5(b)(iv) the word “and”;
          (b) replacing the “; and” at the end of Section 13.5(b)(v) with a period; and
          (c) deleting Section 13.5(b)(vi) in its entirety.
     2.32 Section 13.5(c) of the Credit Agreement is hereby amended by:
          (a) inserting after the phrase “principal amounts of the Loans” appearing in the first sentence of such Section the phrase “and L/C Obligations”; and
          (b) inserting after the phrase “each of the Borrowers” appearing in the penultimate sentence of such Section the phrase “and the L/C Issuer”.
     2.33 The first paragraph of Section 13.5(d) of the Credit Agreement is hereby amended by amending and restating such paragraph in its entirety to read as follows:
          “(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Agent, sell participations to any Person (other than a natural person or a Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.”
     2.34 Section 13.5 to the Credit Agreement is hereby amended by inserting a new Section 13.5(h) at the end of such Section to read as follows:
          “(h) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitments and Loans pursuant to Section 13.5(b) above, Bank of America may, upon 30 days’ notice to the Borrower Agent and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Prime Rate Loans or fund risk participations in Unreimbursed Amounts).”
     2.35 Section 13.9(a) of the Credit Agreement is hereby amended by inserting a new clause (iv) in such Section immediately following clause (iii) to read as follows:
               “(iv) without the prior written consent of the L/C Issuer, no amendment or waiver with respect to the provisions of Sections 2.4, 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 2.12, 2.13, 2.14, and 2.15 shall be effective;”
     2.36 Exhibit 1 to the Credit Agreement is hereby amended by amending and restating the following defined terms in their entirety to read as follows:
     “Applicable Margin” shall mean the percentage set forth below opposite the applicable Consolidated Senior Funded Debt/EBITDA Ratio calculated and adjusted on the first day of the month following the receipt by the Agent of each quarterly Compliance Certificate; any change in the “Applicable Margin” shall be effective with respect to any LIBOR Rate Loan, any EURIBOR Rate Loan, any unused commitment fee and any Letter of Credit Fee on or after each such date.

			Unused
If the Euronet Entities’ Consolidated	Libor Rate	Euribor Rate	Commitment	Letter of Credit
Senior Funded Debt / EBITDA Ratio is	Loans	Loans	Fee	Fee
greater than 2.50:1.00	2.50%	2.50%	.25%	1.75%

less than or equal to 2.50:1.00, but greater than 2.00:1.00	2.25%	2.25%	.25%	1.75%

less than or equal to 2.00:1.00, but greater than 1.50:1.00	1.75%	1.75%	.20%	1.75%

less than or equal to 1.50:1.00, but greater than 1.00:1.00	1.25%	1.25%	.20%	1.75%

less than or equal to 1.00: 1.00	1.00%	1.00%	.15%	1.75%

     Notwithstanding anything in this definition to the contrary, the Borrowers must maintain a Consolidated Senior Funded Debt Ratio in accordance with Section 9.1 or pay interest at the Default Rate in accordance with Section 4.3(b).
     “EBITDA” shall mean, for any period, (i) operating income, plus (ii) depreciation, plus (iii) amortization, plus (iv) interest income from the operations of the Prepaid Processing Segment, plus (v) upon the request of the Borrower Agent with the prior consent of the Agent, certain one-time, non-cash charges included in operating income, plus (vi) non-cash expenses recognized pursuant to Financial Accounting Standards Board Statement No. 123(R), (Share-Based Payments); provided that if any non-cash expense referred to in the immediately preceding clauses (v) and (vi), including for stock options, becomes a cash charge in a future period then EBITDA shall be adjusted by the amount of such cash charge.
     “EBITDAR” shall mean, for any period, (i) operating income, plus (ii) depreciation, plus (iii) amortization, plus (iv) interest income from the operations of the Prepaid Processing Segment, plus (v) rent, plus (vi) upon the request of the Borrower Agent with the prior consent of the Agent, certain one-time, non-cash charges included in operating income, plus (vii) non-cash expenses recognized pursuant to Financial Accounting Standards Board Statement No. 123(R), (Share-Based Payments); provided that if any non-cash expense referred to in the immediately preceding clauses (vi) and (vii), including for stock options, becomes a cash charge in a future period then EBITDAR shall be adjusted by the amount of such cash charge.
     “Obligations” shall mean all unpaid principal of and accrued and unpaid interest on the Revolving Notes, all accrued and unpaid Fees, and all other obligations and liabilities of any Borrower to the Agent or any Lender now existing or hereafter arising under the Loan Documents and any Hedging Agreements, including, without limitation, all renewals, replacements, extensions and modifications thereof and thereto and any and all draws under any and all Letters of Credit and any other letters of credit issued by the L/C Issuer or Bank of America for the account of any Borrower.
     “Required Lenders” shall mean at any date of determination thereof, Aggregate Lenders having Aggregate Revolving Credit Commitments representing at least 51% of the Aggregate Revolving Credit Commitments at such time; provided, however, that if any Aggregate Lender shall be in breach of any of its obligations hereunder to Borrowers or Agent, under the US Credit Agreement to the “Borrowers” or “Agent” party thereto or under the Rupee Credit Agreement to the “Borrowers” or “Agent” party thereto, including any breach resulting from its failure to honor any of its Aggregate Revolving Credit Commitments in accordance with the terms of this Agreement, the US Credit Agreement or the Rupee Credit Agreement, as applicable, then, for so long as such breach continues, the term “Required Lenders” shall mean Aggregate Lenders (excluding each Aggregate Lender that is in breach of such obligations) having Aggregate Revolving Credit Commitments representing at least 51% of the Aggregate Revolving Credit Commitments (excluding the Aggregate Revolving Credit Commitments of each Aggregate Lender that is in breach of such obligations) outstanding at such time; provided further, however, that if the Aggregate Revolving Credit Commitments have been terminated, the term “Required Lenders” shall mean the Aggregate Lenders (excluding each Aggregate Lender that is in breach of such obligations) holding Aggregate Revolving Loans representing at least 51% of the aggregate principal amount of all Aggregate Revolving Loans (excluding the Aggregate Revolving Loans of each Aggregate Lender that is in breach of such obligations) outstanding at such time; provided, that in addition to the foregoing, in the event there are less than four

Aggregate Lenders then the term Required Lenders must also constitute at least two Aggregate Lenders. For the purposes of the definition of Required Lenders, the following terms shall have the following meanings: “Aggregate Lenders” shall mean the Lenders under this Agreement, the “Lenders” under the US Credit Agreement and the “Lenders” under the Rupee Credit Agreement; “Aggregate Revolving Credit Commitments” shall mean the Revolving Credit Commitments under this Agreement, plus the “Revolving Credit Commitments” under the US Credit Agreement, plus the “Revolving Credit Commitments” under the Rupee Credit Agreement; and “Aggregate Revolving Loans” shall mean the Revolving Loans under this Agreement, plus the “Revolving Loans” under the US Credit Agreement, plus the “Revolving Loans” under the Rupee Credit Agreement.
     “Revolving Credit Termination Date” shall mean May 26, 2009 or such other date as may be agreed to by Agent, the Required Lenders, the Borrower Agent and the Borrowers from time to time; provided that no Lender shall be required to extend its Commitment without such Lender’s consent.
     2.37 Exhibit 1 to the Credit Agreement is hereby amended by inserting the following defined terms in the appropriate alphabetical order:
     “Cash Collateral” is defined in Section 2.10 of this Agreement.
     “Cash Collateral Account” shall mean a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be in Agent’s name and subject to Agent’s Liens for the Pro Rata benefit of the Lenders.
     “Cash Collateralize” is defined in Section 2.10 of this Agreement.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Federal Funds Rate” shall mean for any period, a fluctuating interest rate per annum equal for each date during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) in New York, New York by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from 3 federal funds brokers of recognized standing selected by Agent.

     “German Letter of Credit” is defined in Section 2.1(a)(ii) of this Agreement.
     “Honor Date” is defined in Section 2.6(a) of this Agreement.
     “Increase Effective Date” is defined in Section 2.3(d) of this Agreement.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrowers (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.
     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Loan.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
     “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.15. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Letter of Credit” means (i) any standby letter of credit issued hereunder and (ii) any guarantee, indemnity or other instrument in a form requested by a Borrower or the Borrower Agent and agreed by the Agent and the L/C Issuer.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is seven days prior to the Revolving Credit Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Fee” is defined in Section 2.12 of this Agreement.
     “Money Market Fund” is defined in Section 10.9(j) of this Agreement.

     “Participant” is defined in Section 13.5(d) of this Agreement.
     “Prepaid Processing Segment” shall mean the reportable “Prepaid Processing” segment as reported in the Borrowing Agent’s form 10-Q and 10-K filings with the Securities and Exchange Commission.
     “Related Parties” is defined in Section 2.9 of this Agreement.
     “Rupee Borrower” means Euronet Services India Pvt Ltd, a company organized under the laws of India.
     “Rupee Credit Agreement” means the $10,000,000 Rupee Credit Agreement, dated as of May 26, 2006 among Bank of America, N.A., as Lender, the Rupee Borrower, as Borrower and Euronet Worldwide, Inc., as the Borrower Agent.
     “UK Letter of Credit” is defined in Section 2.1(a)(i) of this Agreement.
     “Unreimbursed Amount” is defined in Section 2.6(a) of this Agreement.
     2.38 Exhibit 8.4 to the Credit Agreement shall be replaced with Exhibit 8.4 attached hereto effective as of the date of this Amendment and all references in the Credit Agreement to such Exhibit shall be references to the Exhibit attached hereto.
     2.39 Each of the Schedules listed below shall be replaced with the corresponding Schedules attached hereto and effective as of the date of this Amendment all references in the Credit Agreement to such Schedules shall be references to the Schedules attached hereto:
     (i) Schedule E-1 – Revolving Credit Commitments;
     (ii) Schedule 7.4 – Environmental Matters;
     (ii) Schedule 7.8 – Organizational Structure;
     (iii) Schedule 10.1 – Existing Indebtedness;
     (iv) Schedule 10.2 – Existing Liens;
     (v) Schedule 10.9 – Existing Investments.
     2.40 Each Lender, the Borrower Agent and each Borrower hereby acknowledge and agree to the following corrections:
          (a) Section 4.3(a) of the Credit Agreement is hereby corrected as of the date of the Credit Agreement by replacing the phrase “a rate equal to” found in clauses (i) and (ii) of such Section with the phrase “a rate per annum equal to”;
          (b) Section 4.7 of the Credit Agreement is hereby corrected as of the date of the Credit Agreement by inserting the following proviso at the end of such section:

“; provided that fluctuations in the unpaid principal balance of any Loan resulting from the translation calculations set forth in Section 3.3 shall not affect any Borrower’s ability to request any continuation of a Loan as a result of it not meeting the minimum amount or multiple amount requirements of this Section 4.7.”
          (c) Article 12 of the Credit Agreement is hereby corrected as of the date of the Credit Agreement by:
               (i) setting forth as Section 12.3 all of Section 12.2 except the first two sentences;
               (ii) setting forth as Section 12.6 all of Section 12.5 except the first three sentences; and
               (iii) setting forth as Section 12.8 all of Section 12.7 except the first two sentences;
          (d) Recital A of Amendment No. 1 and Limited Waiver to the Credit Agreement is hereby corrected as of the date of such Amendment by replacing the date “October 25, 2006” with the date “October 25, 2004”.
          (e) Section 2.8 of Amendment No. 1 and Limited Waiver to the Credit Agreement is hereby corrected as of the date of such Amendment by replacing the date “December [—], 2004” with the date “December 15, 2004” in the definition of “Convertible Senior Debenture Indenture”;
          (f) Recital A of Limited Waiver to the Credit Agreement, dated as of December 23, 2004 is hereby corrected as of the date of such Limited Waiver by replacing the date “October 25, 2006” with the date “October 25, 2004”.
          (g) Recital A of Limited Waiver to the Credit Agreement, dated as of February 10, 2005 is hereby corrected as of the date of such Limited Waiver by replacing the date “October 25, 2006” with the date “October 25, 2004”.
          (h) Section 2 of Amendment No. 2 to the Credit Agreement is hereby corrected as of the date of such Amendment by replacing the references to “9.1” in such Section with references to “9.1(a)”;
          (i) Section 2.1 of Amendment No. 4 to the Credit Agreement is hereby corrected as of the date of such Amendment by replacing the phrase “ times (ii) the Applicable Margin” as it appears in Section 5.1(b) of the Credit Agreement as amended by such Section 2.1 with the phrase “times (ii) a rate per annum equal to the Applicable Margin calculated for the applicable quarterly or other period”; and
          (j) Amendment No. 4 to the Credit Agreement is hereby corrected as of the date of such Amendment by adding an amendment to delete Section 4.3(a)(iii) of the Credit Agreement in its entirety.

     2.41 The Borrower Agent and each Borrower hereby acknowledges and consents to the Assignment and Assumption between Bank of America and US Bank and that US Bank has become a party to the Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, has the rights and obligations of a Lender under the Credit Agreement, and that Bank of America is, to the extent of the interest assigned by such Assignment and Assumption, released from its obligations under this Agreement but shall continue to be entitled to the benefits of Sections 3.5, 5.2 and 13.6 of the Credit Agreement with respect to facts and circumstances occurring prior to the effective date of such assignment.
     2.42 The Agent and Lenders hereby release Euronet Payments & Remittance, Inc. (formerly known as TELECOMMUSA, LTD.), a North Carolina corporation (“EP&R”) from its obligations under the Guaranty Agreement dated June 15, 2005 (the “EP&R Guaranty Agreement”) by and between EP&R and the Agent, and each other Loan Document to which it is a party. The Agent hereby releases its lien on the Pledged Shares listed on that certain Pledge Amendment, dated June 15, 2005 by the Borrower Agent (the “EP&R Shares”). As of the date hereof EP&R shall no longer be a “Required Guarantor”, “Guarantor” or “Obligor” under the Credit Agreement, the EP&R Guaranty Agreement or any other Loan Document. The Agent and the Lenders hereby waive any requirement in any Loan Document requiring that EP&R be, or become, a Borrower, Required Guarantor, Guarantor or Obligor.
SECTION 3. Limitations on Amendments.
     3.1 The amendments and acknowledgement set forth in Section 2 above are effective for the purposes set forth herein and will be limited precisely as written and will not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of the Credit Agreement or any other Loan Document, (b) otherwise prejudice any right or remedy which the Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document or (c) be a consent to any future amendment, waiver or modification of any other term or condition of the Credit Agreement or any other Loan Document.
     3.2 This Amendment is to be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein waived or amended, are hereby ratified and confirmed and will remain in full force and effect.
SECTION 4. Representations and Warranties. In order to induce the Lenders to enter into this Amendment, the Borrower Agent and each of the Borrowers represent and warrant to the Lenders as follows:
     4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents (other than those which expressly speak as of a different date) are true, accurate and complete in all material respects as of the date hereof and (b) no Default or Event of Default has occurred and is continuing;
     4.2 The Borrower Agent and each Borrower has the power and authority and legal right to execute and deliver this Amendment and to perform its obligations hereunder. Such execution and delivery have been duly authorized by proper proceedings, and this Amendment constitutes the legal, valid and binding obligations of the Borrower Agent and each Borrower, enforceable against each of them in accordance with their respective terms;
     4.3 The articles of incorporation or organization, bylaws, if any, or other charter documents of the Borrower Agent and each Borrower delivered to the Lender as a condition precedent to the effectiveness of the Credit Agreement are true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
     4.4 The execution, delivery and performance of this Amendment will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower Agent and any Borrower, any provision of the Borrower Agent’s and each Borrower’s respective articles or certificate of incorporation, by-laws, if any, or other charter documents, or the provisions of any indenture, instrument or other written or oral agreement to which any Borrower is a party or is subject or by which the Borrower Agent and any Borrower or any of its property is bound, or conflict therewith or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on any of its property pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required by or in respect of the Borrower Agent and the Borrowers to authorize or is required in connection with the execution, delivery and performance of or the enforceability of this Amendment; and
SECTION 5. Expenses. The Borrowers, jointly and severally, agree to pay to Lender upon demand, the amount of any and all out-of-pocket expenses, including the reasonable fees and expenses of its counsel, which Lender may incur in connection with the preparation, documentation, and negotiation of this Amendment and all related documents.
SECTION 6. Reaffirmation. The Borrower Agent and each Borrower hereby reaffirms its obligations under each Loan Document to which it is a party, including, without limitation, the validity and enforceability of all of the liens and security interests heretofore granted pursuant to and in connection with the Credit Agreement to the Agent as collateral security for the obligations under the Credit Agreement, including the liens and security interests granted pursuant to (i) that certain Pledge Agreement dated October 25, 2004 by the Borrower Agent in favor of Agent, (ii) that certain Agreement on the Creation of Pledge Over Shares dated October 28, 2004 by the German Borrower in favor of Agent, (iii) Mortgage of Shares dated November 4, 2004 by the Borrower Agent and the UK Borrower in favor of Agent, and (iv) that certain Agreement on the Creation of Pledge Over Shares dated June 22, 2005 by the German Borrower in favor of Agent. Each Borrower hereby acknowledges that all of such liens and security interests, and all collateral heretofore pledged as security for such obligations, continues to be and remains collateral for such obligations from and after the date hereof.
SECTION 7. This Amendment will become effective as of the date hereof upon:
     7.1 the execution and delivery of this Amendment, whether the same or different copies, by each Borrower and each Lender;
     7.2 the execution and deliver of a Second Amended and Restated Note to Bank of America and a Note to US Bank by each Borrower;

     7.3 the execution and delivery of each Required Guarantor of an acknowledgement of this Amendment and a reaffirmation of such Required Guarantor’s Guaranty;
     7.4 the Agent shall have received a Guaranty Agreement from EWI Foreign Holdings Ltd (“EWI Cyprus”) in form and substance satisfactory to the Agent and the conditions of Section 8.10 of the Credit Agreement shall have been otherwise satisfied with respect to EWI Cyprus.
     7.5 each Borrower, the Borrower Agent, and each Required Guarantor (including EWI Cyprus) shall have taken all corporate or company proceedings necessary to authorize this Amendment, any Guaranty Agreement and any Acknowledgment to which it is a party and the transactions contemplated hereby and thereby. Each Borrower, the Borrower Agent and EWI Cyprus shall have delivered to the Agent certificates, dated the Closing Date and signed by their respective Secretaries, Managing Directors, Directors or other responsible officers, satisfactory to the Agent, respecting such proceedings and the incumbency of the officers executing this Agreement, any Guaranty Agreement and any Acknowledgment to which it is a party, including in the case of the German Borrower, resolutions of the shareholder of the German Borrower authorizing this Agreement and the transactions contemplated hereby and certified excerpts from the commercial register reflecting the incumbency of the officer executing this Agreement on behalf of the German Borrower dated not earlier than three Business Days prior to the Closing Date. Each Borrower, the Borrower Agent and EWI Cyprus shall have delivered to the Agent copies of its articles of organization or association or other charter documents, including all amendments thereto, certified by the appropriate officer, and copies of its bylaws or other constitutional documents, including all amendments thereto, certified by the appropriate officer. The Agent shall have received satisfactory results to all company and other final searches in relation to the UK Borrower and e-pay Limited as the Agent may reasonably request.
     7.6 the Agent shall have received opinions from counsel to each Borrower, the Borrower Agent and each Required Guarantor that is a US Subsidiary and from counsel to EWI Cyprus in form and substance satisfactory to the Agent and its counsel.
     7.7 the Agent shall have received a pro forma Compliance Certificate in form and substance satisfactory to the Agent, demonstrating that the Borrowers will be, after giving effect to this Amendment, in compliance with each of the financial covenants set forth in Article 9 of the Credit Agreement;
     7.8 all conditions set forth in Section 7 of Amendment No. 8 to the US Credit Agreement shall have been satisfied; and
     7.9 the Rupee Borrower shall have executed and delivered to Bank of America the Rupee Credit Agreement and have satisfied any other conditions required to be satisfied on the “Closing Date” pursuant to the Rupee Credit Agreement.
     7.10 The Borrowers shall have paid the fees set forth in the Fee Letter dated the date hereof, among the Agent and the Borrowers.
SECTION 8. Governing Law. This Amendment will be governed by and will be construed and enforced in accordance with the laws of the State of Missouri.

SECTION 9. Claims, Counterclaims, Defenses, Rights of Set-Off. The Borrower Agent and each Borrower hereby represents and warrants to each Lender that it has no knowledge of any facts what would support a claim, counterclaim, defense or right of set-off against such Lender.
SECTION 10. Counterparts. This Amendment may be signed in any number of counterparts, and by different parties hereto in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument. All counterparts will be deemed an original of this Amendment.

     In Witness Whereof, the parties hereto have caused this Amendment to be executed as of the date first written above.

Borrower Agent:	EURONET WORLDWIDE, INC.,
a Delaware corporation

	By:	/s/ Rick Weller
	Name:	Rick Weller
	Title:	Executive Vice President and Chief Financial Officer

Borrowers:	E-PAY HOLDINGS LIMITED,
a limited liability company incorporated in England and Wales

	By:	/s/ Jeff Newman
	Name:	Jeff Newman
	Title:	Director

DELTA EURONET GMBH,
a German company with limited liability

	By:	/s/ Rick Weller
	Name:	Rick Weller
	Title:	Director

Signature Page to Amendment No. 9 to Euro Credit Agreement

Agent and Lender:	BANK OF AMERICA, N.A.

	By:	/s/ John Mills
	Name:	John P. Mills
	Title:	Vice President

Lender:	US BANK, NATIONAL ASSOCIATION

	By:	/s/ Kelvin Liebelt
	Name:	Kelvin S. Liebelt
	Title:	Vice President
Signature Page to Amendment No. 9 to Euro Credit Agreement

ACKNOWLEDGEMENT
     Euronet Payments & Remittance, Inc., a North Carolina corporation (“EP&R”), hereby acknowledges and agrees that as of the effective date of that certain Amendment No. 9 dated as of                      ___, 2006 (the “Amendment”), by and among Euronet Worldwide, Inc., as Borrower Agent, e-pay Holdings Limited and Delta Euronet GmbH, Bank of America, N.A., as agent and a lender, and US Bank, National Association, as a lender, that EP&R shall no longer be a “Guarantor” or “Obligor” under the Credit Agreement or EP&R Guaranty Agreement (as such terms are defined in the Amendment) or any other Loan Document (as defined in the Credit Agreement) and will no longer be entitled to receive proceeds from Revolving Loans or benefit from Letters of Credit requested by the Borrowers under the Credit Agreement.

EURONET PAYMENTS & REMITTANCE, INC.,
a North Carolina corporation

By:	/s/ Rick Weller
Name:	Rick Weller
Title:	Vice President
EP&R Acknowledgement to Amendment No. 9 to Euro Credit Agreement

Exhibit 8.4
Compliance Certificate
Exhibit 8.4

Schedule E-1
Revolving Credit Commitments
I. UK Revolving Credit Commitments

Lender	Revolving Credit Commitment
Bank of America, N.A.	$13,333,333.34
US Bank, National Association	$6,666,666.66
Total	$20,000,000.00
II. German Revolving Credit Commitments

Lender	Revolving Credit Commitment
Bank of America, N.A.	$6,666,666.66
US Bank, National Association	$3,333,333.34
Total	$10,000,000.00
Schedule E-1

Schedule 7.4
Environmental Matters
None.
Schedule 7.4

Schedule 7.8
Organizational Structure
Schedule 10.2

Schedule 10.1
Existing Indebtedness
Schedule 10.2

Schedule 10.2
Existing Liens
Schedule 10.2

Schedule 10.9
Existing Investments
Schedule 10.2